UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 9, 2021

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-51476	20-2903526
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

248 Route 25A, No. 2

East Setauket, New York 11733

(Address of principal executive offices)

(631) 830-7092

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LIXT	The Nasdaq Stock Market, LLC
Warrants to Purchase Common Stock, par value $0.0001 per share	LIXTW	The Nasdaq Stock Market, LLC

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9,2021, Winson Sze Chun Ho resigned from the Company’s Board of Directors (the “Board”) to focus on clinical and pre-clinical cancer research in academic medicine. Dr Ho’s decision to resign from the Board was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. At a Board meeting on April 9, 2021 (the “Board Meeting”), the Board appointed Dr. Stephen Forman, a current independent Board member, to replace Dr. Ho as a member of the Audit Committee

At the Board Meeting, the Board appointed Gil N Schwartzberg to fill the vacancy created by Dr. Ho’s resignation. Mr. Schwartzberg has been a consultant to the Company since its founding. Previously, Mr. Schwartzberg was Chairman of the Board, President and Chief Executive Officer of the City of Hope National Medical Center, one of the nation’s leading biomedical research and treatment facilities and a National Cancer Institute (NCI) Comprehensive Cancer Center. Mr. Schwartzberg is the only person in the hundred-plus-year history of City of Hope to have served as both Chairman of the Board and Chief Executive Officer. Mr. Schwartzberg is now City of Hope Chairman Emeritus for life.

Prior to his joining the City of Hope, Mr. Schwartzberg was Vice Chairman of the Board of Directors of Sterling Bank of Los Angeles, of which he was a founder, and where he served for many years as the Chairman of the Loan Committee until the bank’s sale. Additionally, Mr. Schwartzberg was a founding shareholder of Skechers USA, Inc. (NYSE: SKX). Mr. Schwartzberg is currently a consultant to Skechers and both trustee and co-trustee of trusts that hold the controlling interest in Skechers USA, Inc. Mr. Schwartzberg earned a Juris Doctorate awarded magna cum laude. Mr. Schwartzberg practiced law, specializing in business structure and transactions, and remains a member in good standing of the California Bar.

At the Board Meeting, the Board approved the following compensation for the Board’s outside directors (the “Board Package”).

Cash Compensation (payable quarterly):

Base director compensation - $20,000 per year

Chairman of audit committee - additional $10,000 per year

Chairman of any other committees - additional $5,000 per year

Member of audit committee - additional $5,000 per year

Member of any other committees - additional $2,500 per year

Equity Compensation:

Appointment of new director – options for 250,000 shares of common stock, exercisable at closing market price on date of grant for a period of five years, vesting 50% on the grant date and the remainder vesting 12.5% on the last day of each subsequent calendar quarter-end until fully vested.

Annual grant of stock options to outside directors (commencing during calendar 2021) – options to purchase 100,000 shares of common stock at the closing market price on the earlier of the date of the annual meeting of shareholders or the last business day of the month ending June 30, vesting 12.5% on the last day of each subsequent calendar quarter-end until fully vested.

Pursuant to the adoption of the Board Package, Mr. Schwartzberg was granted options exercisable for a period of five years to purchase 250,000 shares of the Company’s common stock at an exercise price of $3.20 per share vesting as set forth above.

At the Board Meeting, the Board approved an increase in annual compensation to each of Robert Weingarten, the Company’s Chief Financial Officer, Dr. James Miser, the Company’s Chief Medical Officer, and Eric Forman, the Company’s Chief Administrative Officer, to $175,000 effective May 1, 2021.

Item 8.01.	Other Events.

On April 13, 2021, the Company issued a press release regarding the appointment of Gil N Schwartzberg to the Company’s Board of Directors.

Item 9.01.	Financial Statements and Exhibits.

(d) There is filed as part of this report the exhibit listed on the accompanying Index to Exhibits, which exhibit is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2021	LIXTE BIOTECHNOLOGY HOLDINGS, INC.

	By:	/s/ JOHN S. KOVACH
John S. Kovach, Chief Executive Officer

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INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release regarding the appointment of Gil N Schwartzberg to the Board of Directors

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